Exhibit 99.3
                             FIDELITY BANCORP, INC.
                             ----------------------

                        1993 Incentive Stock Option Plan
                  1993 Stock Option Plan for Outside Directors

                              CONVERSION AGREEMENT
                              --------------------

         THIS CONVERSION AGREEMENT, made and entered into as of _____, 2003, by and between Fidelity Bancorp, Inc., a Delaware corporation (the "Company"), and the undersigned optionee ("Optionee") under the Fidelity Bancorp Inc, 1993 Incentive Stock Option Plan, as amended or the 1993 Stock Option Plan for Outside Directors, as amended (each a "Plan"), amends each Option Agreement evidencing a stock option and, if applicable, related limited right (collectively, an "Option") heretofore granted to the Optionee under the Plan and listed on the Optionee Summary attached hereto as Exhibit A, as follows:

                  1. CONVERSION OF OPTION. Upon the Effective Time (as defined in the Merger Agreement described below) of that certain merger of the Company with and into MAF Bancorp, Inc. ("Purchaser") pursuant to that certain Agreement and Plan of Reorganization dated as of December 16, 2002, by and between Purchaser and the Company (the "Merger Agreement"), each outstanding Option listed on the Optionee Summary attached hereto as Exhibit A shall be amended such that the common stock to which such Option relates shall be common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock"). Immediately prior to the Effective Time, the limited right related to such Option and any surrender option set forth in the Option Agreement shall be cancelled and be of no further force and effect.

                  2. PURCHASER OPTION. The number of shares of Purchaser Common Stock to which each such amended Option shall relate shall be equal to the product (rounded down to the nearest whole share) of: (a) the number of shares of Company Common Stock (as defined in the Merger Agreement) covered by the Option listed in the Optionee Summary attached as Exhibit A hereto (to the extent not theretofore exercised or terminated prior to the Effective Time), multiplied by (b) the fraction of a share of Purchaser Common Stock represented by the Exchange Ratio (as defined in the Merger Agreement). The exercise price per share (rounded up to the nearest whole cent) of Purchaser Common Stock under each such Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock covered by the Option by (y) the Exchange Ratio.

                  3. EXERCISABILITY. The Purchaser Option shall be exercisable in full at any time during the period beginning on the Effective Time and ending on the first to occur of (a) if Optionee is an employee, the date which is three months after the date Optionee ceases to be an employee if such termination of employment is not due to death, disability, cause, Normal Retirement or the Merger, (b) the first anniversary of the date Optionee ceases to be an employee if such termination is due to death, disability, Normal Retirement or the Merger, or in the case of an outside director, the first anniversary of the date the director ceases to be a director of Purchaser or any of its subsidiaries for any reason other than removal for cause, (c) the date the Optionee ceases to be an employee, or in the case of an outside director, is removed as a director, of Purchaser or any of its subsidiaries, if the termination or removal is for cause, or (d) the expiration date set forth in the Optionee Summary attached hereto as Exhibit A. Optionee acknowledges to the extent the Option is an incentive stock option under Code Section 422 (an "ISO"), if

         Optionee exercises the Option more than three months after Optionee ceases to be an employee, then the Option will not qualify for ISO treatment. Optionee further acknowledges that service as an advisory director of Purchaser or any of its subsidiaries does not constitute service as an outside director of Purchaser or any of its subsidiaries for purposes of the Option.

                  4. NOTIFICATION OF DISPOSITION; TAXES. Optionee shall promptly notify Purchaser in the event that Optionee disposes of any share of Purchaser Common Stock purchased upon exercise of the Purchaser Option prior to the second anniversary of the date of grant, or, if later, prior to the first anniversary of the date of such exercise if, at the time the Purchaser Option was exercised, the Option was eligible for treatment as an ISO. In the event that any withholding taxes apply at the time of exercise, Optionee shall promptly pay, or cause to be paid, to Purchaser cash equal to such taxes or Optionee may direct that there be withheld from the shares issuable upon exercise shares of Purchaser Common Stock with a Fair Market Value equal to the minimum required withholding taxes.

                  5. EFFECT OF CONVERSION AGREEMENT. Except as expressly provided for herein, this Conversion Agreement shall effect no amendment, change or modification whatsoever of or to an Option Agreement or to the Plan. Unless defined herein, capitalized terms used in this Conversion Agreement shall have the same meaning ascribed to them under the Plan.



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


         IN WITNESS WHEREOF, the Company has caused this Conversion Agreement to be executed by its duly authorized officers and the Optionee has hereunto set his hand and seal, all as of the date and year first above written.

                                                  FIDELITY BANCORP, INC.


                                                  By:
                                                       ----------------------
                                                  Its:
                                                       ----------------------
ATTEST:


----------------------------

                                                  OPTIONEE:



                                                  -----------------------------

                                                  -----------------------------
                                                  Social Security Number



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


                                               Exhibit A to Conversion Agreement
                                               ---------------------------------

                                OPTIONEE SUMMARY

                            Schedule of Stock Options
                       Covered by the Conversion Agreement
                       -----------------------------------


Optionee:
         -----------------------------

                                                                           To be Completed Following
                                                                                   the Merger
                                                                           Purchaser         Exercise
                                          Company            Exercise       Common           Price Per
  Option Grant     Expiration           Common Stock         Price Per       Stock           Purchaser
      Date            Date               Shares (#)          Share ($)     Shares (#)        Share ($)
      ----            ----               ----------          ---------     ----------        ---------


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